Exhibit 10.30

MEMORANDUM

TO:	Dieter Wunderlich
FROM:	Dr. Gerald Paul
SUBJECT:	Compensation Matters
DATE:	November 11th, 2011
CC:	Marc Frohman

Dear Dieter:

I am pleased to inform you that in connection with your appointment as Executive Vice President – Chief Operating Officer of Vishay Intertechnology, Inc. (“Vishay”) *, the Board has approved an increase in your base salary to €375,000, effective on September 1, 2011.  In addition, your maximum bonus opportunity has been increased to 75% of your base salary.  This 75% maximum bonus opportunity will apply to years beginning with calendar year 2012 and will be determined based on such corporate and personal objectives and goals as are communicated to you from time to time.

Commencing on January 1, 2012 and on each January 1 thereafter during the term of your employment, Vishay will grant you an annual equity award under the Vishay Intertechnology 2007 Stock Incentive Program  (or any successor plan or arrangement thereof) having a value approximately equal to 35% of your base salary on such date. Twenty-five percent (25%) of each such grant shall be in the form of time-vested restricted stock units (“RSUs”) and 75% shall be in the form of performance-based restricted stock units (“PBRSUs”). The fair market value of Common Stock as of January 1 of a year for purposes of determining the number of RSUs and PBRSUs to be granted shall be equal to the closing price of such stock on the New York Stock Exchange on the trading day immediately preceding such January 1. Subject to your continued employment with Vishay, the RSUs and PBRSUs shall vest on January 1 of the third year following their grant, provided that, in the case of the PBRSUs, only to the extent the performance criteria applicable to the PBRSUs are realized.

The RSUs shall immediately vest in full and the PBRSUs shall vest in accordance with their normal schedule and criteria upon:  (i) termination of your employment by Vishay without cause; (ii) termination of your employment by you for good reason; or (iii) death or disability.  The RSUs and PBRSUs shall immediately vest in full upon Change in Control (as defined in the Vishay Intertechnology 2007 Stock Incentive Program (or any successor plan or arrangement thereof)).  The RSUs and PBRSUs shall be forfeited upon termination of your employment by Vishay with cause or termination of your employment by you without good reason.

Vishay Electronic GmbH
Geheimrat-Rosenthal-Str. 100, D-95100 Selb, Germany,  Phone (49) 9287 71-0, Fax (49) 9287 8188
                                                                                   Amtsgericht/County Court Hof HRB 1895, Geschäftsführer/Managing Directors: Gert Tronich, Werner Gebhardt, Arnold Rohr, Sieglinde Janker-Buecherl Vorsitzender des Aufsichtsrats/Chairman of the Supervisory Board: Erich Schädlich
www.vishay.com
             ONE OF THE WORLD’S LARGEST MANUFACTURERS OF DISCRETE SEMICONDUCTORS AND PASSIVE COMPONENTS

In addition, the term of your employment with Vishay will be continuously renewed for an evergreen term of three years such that your term of employment will continue until the earlier of (a) the third anniversary of the date on which Vishay notifies you of a termination of employment other than for cause or (b) the date upon which your retirement age entitles you to a full pension payment without reduction in value. Vishay agrees that, in the event it terminates your employment without cause, you will be entitled to continuation of your base salary through the end of the term.  These payments are in lieu of, and not in addition to, any other severance arrangement maintained by Vishay.

Vishay reminds you of your fiduciary duties towards Vishay as well as of your confidentiality and non-competition obligations as stated in paragraphs 9 and 11of your employment contract with Vishay having become effective on December 3rd, 2007.

 You agree that the restrictive covenants herein are reasonable in light of your responsibilities and undertaken in consideration of the benefits provided to you under this agreement; and such restrictive covenants are reasonably necessary to protect the legitimate business interests of Vishay.  You acknowledge that it is impossible to measure in money the damages that will accrue in the event you breach any of the restrictive covenants contained in this agreement and that any such damages would be inadequate and insufficient.  Therefore, if you breach any restrictive covenant contained herein, Vishay shall be entitled to an injunction restraining you from violating such restrictive covenant.  If any of the restrictive covenants contained herein are judicially deemed to be unenforceable, you agree that the court shall revise the restrictive covenants to the extent required in order to render such restrictions enforceable.

Except as otherwise described in or inconsistent with this letter, the other terms and conditions of your employment will continue on the same basis as in effect before your appointment to your new position.

So that we may have a record of your acceptance of these changes to your compensation, please countersign the attached copy of this letter and return it to Vishay.

Sincerely,

/s/Gerald Paul
Dr. Gerald Paul
Chief Executive Officer
ACKNOWLEDGED AND AGREED

/s/Dieter Wunderlich
Dieter Wunderlich

*References to "Vishay" as your employer mean Vishay Electronic GmbH